FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* Murphy, Jr., Edmund F.	2. Issuer Name and Ticker or Trading Symbol Technology Research Corporation (TRCI)	6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
X  Director

                10%
      Owner      Officer (give title
      below)
           Other (specify
below)

       (Last)
           (First)     (Middle)
5250-140th Avenue North

       3. I.R.S.
      Identification Number of Reporting Person,  if an entity
      (voluntary)

    4. Statement
for Month/Day/Year 03/27/2003

       (Street)
Clearwater, FL 33760
    5. If
      Amendment, Date of
Original (Month/Day/Year)
    7.
      Individual or Joint/Group Filing (Check Applicable Line)
       X  Form filed by One Reporting
      Person      Form filed by More
than One Reporting Person

(City) (State) (Zip)

       Table
      I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

       1. Title of
Security (Instr. 3)

       2. Trans- action
Date (Month/ Day/ Year)

2A. Deemed Execution Date, if any (Month/Day/ Year)

       3. Trans- action
Code (Instr. 8)

       4. Securities
Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)

       5. Amount of
       Securities  Beneficially  Owned Follow- ing Reported
Transactions(s) (Instr. 3 & 4)

       6. Owner- ship
Form: Direct (D) or Indirect (I) (Instr. 4)

       7. Nature of Indirect
Beneficial Ownership (Instr. 4)

Code

V

Amount

(A) or (D)

Price

       Common
Stock

234

D

    FORM 4
(continued)

       Table II
      -
      Derivative Securities Acquired, Disposed of, or Beneficially
      Owned (e.g., puts, calls, warrants, options, convertible
securities)

       1. Title of
Derivative Security (Instr. 3)

       2. Conver- sion or
Exercise Price of Derivative Security

       3. Trans- action
Date (Month/ Day/ Year)
    3A. Deemed  Execution Date, if any
(Month/ Day/ Year)

       4.
Trans- action Code (Instr. 8)

       5. Number of
      Derivative Securities Acquired (A) or Disposed of (D)  (Instr. 3, 4
& 5)

       6. Date
Exercisable and Expiration Date (Month/Day/ Year)

       7. Title and Amount
of Underlying Securities (Instr. 3 & 4)

       8. Price of
Derivative Security (Instr. 5)

       9. Number
      of Derivative Securities Beneficially Owned Following
Reported Transaction(s) (Instr. 4)

       10. Owner- ship
      Form of Deriv- ative Security: Direct (D) or Indirect
(I) (Instr. 4)

       11. Nature of
Indirect Beneficial Ownership (Instr. 4)

Code

V

(A)

(D)

       Date
Exer-cisable

Expira- tion Date

Title

       Amount or Number
of Shares

       Non-qualified stock
option

$2.33

03/18/03

A

5,000

03/18/03

03/18/13

       Common
stock

5,000

38,334

D

    Explanation of
Responses:

            /s/ Scott J. Loucks
               **Signature of
Reporting Person
    March 18,
2003 Date

    Attorney-in-fact.
      Duly authorized under special Power of Attorney
      appointing Scott J. Loucks attorney-in-fact, dated
      September 30, 2002, by and on behalf of Edmund F. Murphy, Jr.

Reminder:
    Report on a separate line
      for each class of securities beneficially owned directly or indirectly.

*
    If the form is filed by
      more than one reporting person, see Instruction
4(b)(v).

**
    Intentional misstatements
      or omissions of facts constitute Federal Criminal Violations See
18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:
    File three copies of this
      Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.